Exhibit I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the undersigned persons hereby agree to the joint filing on behalf of each of them of a Schedule 13D (including any amendments thereto, the “Schedule 13D”) with respect to the shares of Common Stock of SuperMedia Inc. Furthermore, each party to this Agreement expressly authorizes each other party to this Agreement to file the Schedule 13D on his or its behalf. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: June 21, 2012

SCHULTZE ASSET MANAGEMENT, LLC

By:	/s/ George J. Schultze
	Name:	George J. Schultze
	Title:	Managing Member

SCHULTZE MASTER FUND, LTD.

By:	/s/ George J. Schultze
	Name:	George J. Schultze
	Title:	Director

/s/ George J. Schultze
George J. Schultze

Signature Page to Joint Filing Agreement